Exhibit 99.1

UNILENS VISION REPORTS FY2011 RECORD EPS OF

$0.63, COMPARED WITH $0.43 IN PREVIOUS FISCAL YEAR

SALES OF CUSTOM SOFT LENSES INCREASE MORE THAN 20% IN FOURTH
QUARTER AND FISCAL YEAR, PROPELLED BY SUCCESS OF

NEW PRODUCT LINES

LARGO, Florida (September 28, 2011) – Unilens Vision Inc. (OTC Markets Group OTCQB: UVIC; TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the fourth quarter and fiscal year ended June 30, 2011.

For the three months ended June 30, 2011, total revenue including royalty income was virtually unchanged from the prior-year’s fourth quarter at approximately $2.3 million. Sales of the Company’s specialty contact lenses increased 2.0% to $1,614,809 in the fourth quarter of FY2011, versus $1,583,579 in the fourth quarter of FY2010. The sales increase was primarily attributable to an improvement of 20.6% in sales of the Company’s custom soft lenses when compared with the fourth quarter of FY2010. The Company is benefiting from the continued conversion of its C-Vue Advanced Toric Multifocal free trial lenses into revenue-generating boxes of monthly replacement lenses, and from demand for its new C-VUE Advanced® HydraVUE™ line of silicone hydrogel custom contact lenses for monthly replacement that was launched in January 2011. Royalty income decreased 3.9% to $694,622 in the most recent quarter, compared with $723,080 in the quarter ended June 30, 2010.

Pretax income increased 26.4% to $781,979 in the three months ended June 30, 2011, compared with $618,537 in the prior-year period.  The Company reported net income of $512,896 for the fourth quarter of FY2011, which represented an improvement of 45.1% when compared with net income of $353,432 in the corresponding period of the previous fiscal year.  Diluted earnings per share increased 46.7% to $0.22 in the three months ended June 30, 2011, compared with diluted earnings per share of $0.15 in the final three months of FY2010. Diluted per-share earnings were calculated on 2,369,354 weighted average diluted common shares outstanding in the fourth quarters of both FY2011 and FY2010.

For the twelve months ended June 30, 2011, total revenue including royalty income declined 4.5% to approximately $8.8 million, compared with approximately $9.2 million in the fiscal year ended June 30, 2010. Sales of the Company’s specialty contact lenses declined 2.3% to approximately $6.1 million in FY2011, versus approximately $6.2 million in FY2010.  Royalty income decreased 9.2% to approximately $2.7 million in the most recent fiscal year, compared with approximately $3.0 million in the year ended June 30, 2010.

Sales of the Company’s custom soft lenses increased 20.2% during FY2011 when compared with the previous fiscal year, reflecting higher sales of the C-Vue Advanced Toric Multifocal and the January 2011 launch of the Company’s new C-Vue Advanced® Hydra VUE™ line of silicone hydrogel custom contact lenses.  Sales in the Company’s disposable lens category decreased 6.9%, as demand for C-Vue disposable multifocal lenses was affected by soft economic conditions in the U.S. and increased competition from competitors’ new product offerings and related rebate programs.  The replacement and other lens category experienced a 7.2% decline in sales due to economic conditions and the expected decline in product lines that are ending or near the end of their life cycle.  Sales in the gas permeable lens category decreased by 8.3% due to the continued overall decline in gas permeable fits in the contact lens industry.

Gross profit margins improved to 44.1% of sales in FY2011, versus 42.0% in the previous fiscal year, due primarily to a one-time price correction covering mostly current and some prior-year purchases from one of the Company’s vendors.  This was partially offset by lower sales and sales mix changes.

Pretax income decreased 11.0% to $2,237,979 in the most recent fiscal year, compared with $2,513,897 in FY2010. The decline in pretax income was primarily attributable to lower royalty income and higher interest expense, partially offset by modest declines in administrative and “other” expenses.

The Company reported net income of $1,491,774 for the year ended June 30, 2011, which represented a 3.7% decrease when compared with net income of $1,548,397 in the previous fiscal year.  The Company’s diluted earnings per share (excluding special items) increased 47% to a record $0.63 in FY2011, versus diluted earnings per share of $0.43 in FY2010. Diluted per-share earnings were calculated on 2,369,354 common shares in FY2011, compared with 3,592,043 diluted shares in the prior fiscal year. The 34% decrease in weighted average diluted shares outstanding resulted from the Company’s repurchase of a large block of common stock from its previously largest shareholder on January 20, 2010.

“We are very encouraged with the growing success of our custom soft lens product lines, as independent eye care professionals and consumers become aware of the advantages that custom contact lenses provide relative to off-the-shelf disposable products,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “Custom lens sales increased over 20% during the fourth quarter and year ended June 30, 2011 primarily due to sales of our new C-VUE Advanced® HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement that was introduced in January 2011.”

“As the American population continues to age and the ‘baby-boom’ generation enters its retirement years, we believe custom soft lenses that address the challenges of presbyopia will become increasingly popular, and our research and development activities are directed towards the development of additional products and licensing arrangements that can address this large market opportunity,” continued Pecora.  “While the royalties we receive from Bausch & Lomb, which licenses our patented technology for certain of its disposable multifocal contact lenses, declined over 9% during the fiscal year due to a soft economy and the impact of competitors' rebates and other aggressive marketing strategies upon B&L’s disposable lens sales, we are pleased to report that such royalties were down less than 4% in the fourth quarter of Fiscal 2011.”

“Financially, we are well-positioned to take advantage of future new growth initiatives.  By amending our term loan facility, entering into a new capital equipment credit agreement, and reducing our quarterly cash dividend in the second half of FY2011, we increased the portion of our operating cash flows that can be devoted to the purchase of manufacturing equipment in order to increase our production capacity.  Prior to March 2011, Unilens provided investors a high cash dividend yield, but most of our operating cash flows were applied to debt service and the payment of dividends, thereby limiting our ability to pursue new strategic growth opportunities.  Today, we believe the Company is positioned for long-term growth, while still providing investors with an above-average annualized cash dividend yield of approximately 6.1%, based upon our closing stock price on September 26, 2011.  We believe our improved financial flexibility will allow management to take actions that should more effectively enhance shareholder value in coming years,” concluded Pecora.

The Company recently declared its 20th consecutive quarterly cash dividend in the amount of $0.045 per share of common stock outstanding.  The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Markets Group (OTCQB) under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

FOURTH QUARTER AND TWELVE MONTHS - FISCAL 2011

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars) RESULTS OF OPERATIONS
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Twelve Months Ended June 30, 2011	Twelve Months Ended June 30, 2010
Revenues:
Sales	$ 1,614,809	$ 1,583,579	$ 6,077,032	$ 6,217,245
Royalty income	694,622	723,080	2,702,324	2,976,945
Total revenues	2,309,431	2,306,659	8,779,356	9,194,190
Operating costs and expenses:
Cost of sales	692,617	891,439	3,397,073	3,608,608
Expenses	754,462	692,031	2,843,220	2,896,093
Total operating costs and expenses	1,447,079	1,583,470	6,240,293	6,504,701
Income from operations	862,352	723,189	2,539,063	2,689,489
Other non-operating items:
Other expense	(8,025)	(32,715)	(20,314)	(47,951)
Remeasurement loss	-	(45)	-	(1,620)
Interest expense	(72,348)	(71,892)	(280,770)	(126,021)
Total other non-operating items	(80,373)	(104,652)	(301,084)	(175,592)
Income before income tax expense	781,979	618,537	2,237,979	2,513,897
Income tax expense	269,083	265,105	746,205	965,500
Net income for the period	$ 512,896	$ 353,432	$ 1,491,774	$ 1,548,397
Net income per common share:
Basic	$ 0.22	$ 0.15	$ 0.63	$ 0.43
Diluted	$ 0.22	$ 0.15	$ 0.63	$ 0.43
Weighted average shares outstanding	2,369,354	2,369,354	2,369,354	3,592,043
CASH FLOWS
Provided (used) by:
Operating activities			$ 1,506,743	$ 2,635,975
Investing activities			(157,587)	468,420
Financing activities			(1,828,336)	(3,200,861)
Decrease in cash			$ (479,180)	$ (96,466)
BALANCE SHEET			June 30, 2011	June 30, 2010
Cash and cash equivalents			$ 601,360	$ 1,080,540
Total assets			4,407,261	4,467,338
Current liabilities			1,994,933	2,419,616
Total liabilities			6,043,215	6,819,513
Stockholders’ (deficit) equity			$ (1,635,954)	$ (2,352,175)